Exhibit 10.5

SEMTECH CORPORATION
2017 LONG-TERM EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD CERTIFICATE

THIS AWARD is made this [Grant Date] (the “Award Date”) by Semtech Corporation, a Delaware corporation (the “Corporation”), to [Legal Name] (the “Participant”).

R E C I T A L S
A. The Corporation has established the Corporation’s 2017 Long-Term Equity Incentive Plan (the “Plan”) in order to provide eligible persons of the Corporation with an opportunity to acquire shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”).
B. The Administrator has determined that it would be in the best interests of the Corporation and its stockholders to grant the performance unit award (the “Award”) described in this Award Certificate to the Participant.
NOW, THEREFORE, this Award is made on the following terms and conditions:
1.Definitions. Capitalized terms used in this Award Certificate and not otherwise defined herein shall have the meanings given to such terms in the Plan.

2.Award of Performance Units. Pursuant to the Plan, the Corporation hereby awards to the Participant as of the date hereof an Award with respect to [Amount] performance units (subject to adjustment in accordance with Section 7.1 of the Plan) (the “Performance Units”), which Performance Units are restricted and subject to forfeiture on the terms and conditions hereinafter set forth. As used herein, the term “Performance Unit” shall mean a non-voting unit of measurement which is deemed solely for purposes of calculating the amount of payment under the Plan and this Award Certificate to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment in accordance with Section 7.1 of the Plan). The Performance Units shall be used solely as a device for the determination of the payment to eventually be paid to the Participant if such Performance Units vest pursuant to Sections 4, 6 or 7 hereof. The Performance Units shall not be treated as property or as a trust fund of any kind. The Participant acknowledges that the Administrator may use a broker or other third party to facilitate its restricted stock unit award recordkeeping and agrees to comply with any administrative rules and procedures regarding restricted stock unit awards as may be in place from time to time. The Participant acknowledges and agrees that the Corporation may require that any Common Stock received under the Award be

1 of 8

deposited in a brokerage account (in the name of the Participant) with a broker designated by the Corporation, and the Participant agrees to take such reasonable steps as the Corporation may require to open and maintain such an account.

3.Rights as a Stockholder; Dividends and Voting.

(a)Limitations on Rights Associated with Units. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 3(b) below with respect to dividend equivalent rights) and no voting rights, with respect to the Performance Units and any shares of Common Stock underlying such Performance Units.

(b)Dividend Equivalent Rights Distributions. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Performance Units subject to the Award have either been paid pursuant to Section 5 or terminated pursuant to Section 6, the Corporation shall credit the Participant as of such record date with an additional number of Performance Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Performance Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 12 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under the Plan) on such record date. Any Performance Units credited pursuant to the foregoing provisions of this Section 3(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Performance Units to which they relate. No crediting of Performance Units shall be made pursuant to this Section 3(b) with respect to any Performance Units which, as of such record date, have either been paid pursuant to Section 5 or terminated pursuant to Section 6.

4.Vesting. Subject to Sections 6 and 7 below, the Award shall vest and become nonforfeitable based on the Corporation’s achievement of the performance goals set forth on Exhibit A attached hereto for the Performance Period (as defined below). The number of Performance Units that vest and become payable under the Award shall be determined based on the level of results or achievement of the targets set forth on Exhibit A. Subject to Section 7, any Performance Units subject to the Award that do not vest in accordance with Exhibit A shall terminate as of the last day of the Performance Period. Except as otherwise expressly provided herein, the Participant has no right to pro-rated vesting with respect to the Award if his or her services terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Participant was actually in the service of the Corporation and/or any of its Subsidiaries). For purposes of this Award Certificate, the “Performance Period” shall mean the period of three years covering the Corporation’s fiscal years [________].

5.Timing and Manner of Payment of Performance Units. Subject to Sections 6, 7 and 8 below, upon or as soon as practicable after the last day of the Performance Period, but in all events by the 15th day of the third calendar month following the calendar month in which the last day of the Performance Period occurs, the Corporation shall (i) deliver to the Participant a number of shares

2 of 8

of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Administrator in its discretion) equal to one-half (1/2) of the number of Performance Units subject to the Award that had vested as of the last day of the Performance Period, and (ii) make a cash payment to the Participant with respect to the remaining one-half (1/2) of the number of Performance Units that had vested as of the last day of the Performance Period in an amount equal to (i) the per-share closing price of a share of Common Stock on the last day of the Performance Period, multiplied by (ii) one-half (1/2) of the number of Performance Units that had vested as of the last day of the Performance Period. The Corporation reserves the right to settle any Performance Units credited as dividend equivalents pursuant to Section 3(b) by cash payment. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Performance Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares or any such payment with respect to the vested Performance Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Corporation may, in its sole discretion, either ignore fractional share interests or settle them in cash. For clarity, a particular Performance Unit may vest only once.

6.Effect of Termination of Employment or Services. If the Participant ceases to be employed by or ceases to provide services to the Corporation or any of its Subsidiaries, the following rules shall apply (the last day that the Participant is employed by or provides services to the Corporation or any of its Subsidiaries is referred to as the Participant’s “Separation Date”):

(a)other than as expressly provided below in this Section 6, the Participant’s Performance Units (including, for clarity, any stock units credited as dividend equivalents pursuant to Section 3(b)), to the extent unvested on the Separation Date, shall terminate on the Separation Date; and

(b)if the termination of the Participant’s employment or services is as a result of the Participant’s death or “Disability” (as defined below), (a) the Participant’s Performance Units, to the extent not previously terminated as of the Separation Date, shall continue to be eligible to vest following the Separation Date in accordance with Exhibit A; (b) the Participant’s Performance Units shall be subject to pro-rata vesting such that the number of Performance Units subject to the Award that shall become vested as of the last day of the Performance Period shall equal (i) the number of Performance Units subject to the Award that would have become vested as of the last day of the Performance Period in accordance with Exhibit A (assuming no termination of employment had occurred), multiplied by (ii) a fraction, the numerator of which shall be the number of whole months during the Performance Period the Participant was employed by or rendered services to the Corporation or one of its Subsidiaries, and the denominator of which shall be thirty-six (36); and (c) any Performance Units subject to the Award that do not vest in accordance with the foregoing clause (b) shall terminate as of the last day of the Performance Period.

If any unvested Performance Units are terminated hereunder, such Performance Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

3 of 8

For purposes of this Award Certificate, “Disability” means a “total and permanent disability” within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator.
7.Effect of Change in Control. In the event of the occurrence, at any time after the Award Date and prior to the end of the Performance Period, of an event described in Section 7.2 of the Plan (which generally covers certain mergers or similar reorganizations) that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock) or a Change in Control (as defined below) (an “Acceleration Event”), then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award or the Award would otherwise continue in accordance with its terms in the circumstances, the Performance Period shall terminate immediately prior to such Acceleration Event, and the number of Performance Units subject to the Award that shall vest upon such Acceleration Event shall be determined in accordance with Exhibit A based on the Corporation’s actual performance for the shortened Performance Period and after pro-rating the performance goals set forth on Exhibit A to reflect the shortened Performance Period. Any Performance Units subject to the Award that do not vest after giving effect to the preceding sentence shall terminate as of the occurrence of such Acceleration Event. For purposes hereof, a “Change in Control” shall mean (i) a merger or consolidation in which the stockholders of the Corporation immediately prior to such merger or consolidation do not hold, immediately after such merger or consolidation, more than 50% of the combined voting power of the surviving or acquiring entity (or parent corporation thereof), (ii) the sale of substantially all of the assets of the Corporation or assets representing over 50% of the operating revenues of the Corporation, or (iii) any person shall become the beneficial owner of over 50% of the Corporation’s outstanding Common Stock or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally, or become a controlling person as defined in Rule 405 promulgated under the Securities Act.

8.Section 409A. Notwithstanding anything to the contrary herein or in the Plan, if the Participant is a “specified employee” within the meaning of Section 409A, and, as a result of that status, any portion of the payments hereunder would otherwise be subject to taxation pursuant to Section 409A of the Code, the Participant shall not be entitled to any payments upon a separation from service until the earlier of (i) the date which is six (6) months after his or her separation from service for any reason other than death, or (ii) the date of the Participant’s death; provided that the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay.

9.Non-Transferability of Award. This Award is personal and, prior to the time they have become vested pursuant to Sections 4, 6 or 7 hereof, neither the Performance Units nor any rights hereunder may be transferred, assigned, pledged or hypothecated by the Participant in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, nor shall any such rights be subject to execution, attachment or similar process; provided, however, that such restrictions shall not apply to transfers to the Corporation. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Participant’s unvested rights under this Award, shall be null and void.

4 of 8

10.No Right to Continued Employment or Service. Except as provided in Sections 6 and 7, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under the Award. Except as provided in Sections 6 and 7, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 6 above. Nothing contained in the Plan or the Award constitutes a continued employment or service commitment by the Corporation, confers upon the Participant any right to remain in the employ of or service to the Corporation, interferes with the right of the Corporation at any time to terminate such employment or services, or affects the right of the Corporation to increase or decrease the Participant’s other compensation. By accepting this Award, the Participant acknowledges and agrees that (a) any person who is terminated before full vesting of an award, such as the one granted to the Participant by this Award Certificate, could attempt to argue that he or she was terminated to preclude vesting; (b) the Participant promises never to make such a claim; and (c) except as otherwise expressly provided herein, in any event, the Participant has no right to pro-rated vesting with respect to the Award if his or her service terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Participant was actually in the service of the Corporation and/or any of its Subsidiaries).

11.Tax Consequences.

(a)Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences as a result of his or her acceptance of the Award. The Participant represents that he or she has consulted with any tax consultants he or she deems advisable in connection with the acceptance of the Award and that he or she is not relying on the Corporation for any tax advice. By accepting this Award, the Participant acknowledges that he or she shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Section 409A of the Code), and that the Corporation shall not have any obligation whatsoever to pay such taxes.

(b)Withholding. Upon or in connection with any payment in respect of the Award, the Corporation shall first deduct from any cash portion of such payment the full amount of any taxes which the Corporation may be required to withhold with respect to such payment, and to the extent the aggregate cash portion of such payment is insufficient to satisfy the Corporation’s applicable withholding obligations, the Corporation shall then automatically reduce the number of any shares of Common Stock to be delivered in payment by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (as determined under the Plan), to satisfy any remaining withholding obligations of the Corporation with respect to such payment, at the applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by reduction of shares, or in the event that the withholding procedure described in the preceding sentence is insufficient to satisfy the Corporation’s applicable withholding obligations with respect to any payment under the Award, the Corporation shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local law to be withheld with respect to

5 of 8

such payment. The Participant agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 11.

12.Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments in accordance with such section in the number of Performance Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 3(b). Furthermore, the Administrator shall adjust the performance measures and performance goals referenced in Exhibit A hereof to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any of the circumstances referenced in Section 5.2.2(b) of the Plan or (3) any other similar special circumstances.

13.Severability. In the event that any provision or portion of this Award Certificate shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the remaining provisions of this Award Certificate shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.

14.Binding Effect. This Award Certificate shall extend to, be binding upon and inure to the benefit of the Participant and the Participant’s legal representatives, heirs, successors and assigns (subject, however, to the limitations set forth in Section 9 with respect to the transfer of this Award Certificate or any rights hereunder or of the Performance Units), and upon the Corporation and its successors and assigns, regardless of any change in the business structure of the Corporation, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.

15.Notices. Any notice to the Corporation contemplated by this Award Certificate shall be in writing and addressed to it in care of its President; and any notice to the Participant shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.

16.Plan. The Award and all rights of the Participant under this Award Certificate are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Award Certificate. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Certificate. Unless otherwise expressly provided in other sections of this Award Certificate, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

6 of 8

17.Entire Agreement. This Award Certificate, together with the Plan, constitutes the entire understanding between the Corporation and the Participant with regard to the subject matter of this Award Certificate. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Award Certificate.

18.Waiver. The waiver of any breach of any duty, term or condition of this Award Certificate shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Award Certificate.

19.Interpretation. The interpretation, construction, performance and enforcement of the terms and conditions of this Award Certificate and the Plan shall lie within the sole discretion of the Administrator, and the Administrator’s determinations shall be conclusive and binding on all interested persons.

20.Choice of Law; Arbitration. This Award Certificate shall be governed by, and construed in accordance with, the laws of the State of California (disregarding any choice-of-law provisions). If the Participant is a party to an agreement with the Corporation to arbitrate claims, such agreement to arbitrate claims shall apply as to any dispute or disagreement regarding the Participant’s rights under this Award Certificate.

21.Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Certificate shall be construed and interpreted consistent with that intent.

22.Section Headings. The section headings of this Award Certificate are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

23.No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Performance Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Certificate) or recommendation with respect to the Award.

SEMTECH CORPORATION,
a Delaware corporation

By:
[Name]

7 of 8

Exhibit 10.5

EXHIBIT A

PERFORMANCE GOALS

[Date] Award

Subject to Sections 6 and 7, the Award shall vest and become nonforfeitable with respect to the percentage of the total number of Performance Units subject to the Award (subject to adjustment under Section 7.1 of the Plan) set forth in the chart below based on the Corporation’s [cumulative operating income and cumulative net revenue] for the Performance Period.

If the Corporation’s [cumulative operating income or cumulative net revenue] for the Performance Period is between two of the performance levels indicated below, the percentage of the Performance Units that will vest will be determined based on lineal interpolation between the two performance levels. Any Performance Units that do not vest based on the performance requirements set forth in this Exhibit A will automatically terminate as of the last day of the Performance Period.

[Add Grid]

8 of 8